UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 28, 2017 (December 4, 2017)

On Track Innovations Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Israel

(State or Other Jurisdiction of Incorporation)

000-1021604	N/A
(Commission File Number)	(IRS Employer Identification No.)

Z.H.R. Industrial Zone, P.O. Box 32, Rosh-Pina, Israel	12000
(Address of Principal Executive Offices)	(Zip Code)

011 972 4 6868000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2017, the registrant received notice of the resignation of Mr. Yishay Curelaru from his position as Chief Financial Officer of the registrant. Mr. Curelaru, who has worked for the registrant for more than four years, advised the registrant that he has decided to pursue new opportunities.  Mr. Curelaru’s resignation was not a result of any disagreement with the registrant.

In accordance with Mr. Curelaru’s employment agreement, Mr. Curelaru will continue to serve as the registrant’s Chief Financial Officer until the end of 3 months following his notice to the registrant. The duties of Mr. Curelaru will be assumed by Mr. Assaf Cohen, who will act as interim Chief Financial Officer until a permanent replacement for Mr. Curelaru is appointed.

Mr. Cohen, age 33 was appointed as the registrant’s controller and deputy Chief Financial Officer in July 2015, and has overseen the registrant's finance department in this capacity. Prior to joining the registrant, Mr. Cohen was a controller at a private company, Samgal Ltd., for a year and a half and prior to that he was a senior accountant at Ernst and Young beginning 2010. Mr. Cohen received a B.A. in economics and accounting from the Haifa University, and he is a Certified Public Accountant in Israel.

No family relationships exist between Mr. Cohen and any of the registrant’s directors or other executive officers. There are no arrangements between Mr. Cohen and any other person pursuant to which Mr. Cohen was selected as an officer, nor are there any transactions to which the registrant is or was a participant and in which Mr. Cohen has a material interest subject to disclosure under Item 404(a) of Regulation S-K, other than his employment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Track Innovations Ltd.

Date: December 4, 2017	By:	/s/ Shlomi Cohen
	Name:	Shlomi Cohen
	Title:	Chief Executive Officer

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